Exhibit 99.1

Date:             March 3, 2005
Contact:          Tracy H. Krumme, Director, Investor Relations, Fuel-Tech N.V.,
                    (203) 425-9830
                  Vincent J. Arnone, Chief Financial Officer; Fuel-Tech N.V.,
                    (630) 845-4500


                    FUEL-TECH N.V. REPORTS FOURTH QUARTER AND
                                YEAR-END RESULTS

                 --ANNUAL FUEL CHEM(R) REVENUES UP NEARLY 60%--

         STAMFORD, CONN., MAR. 3, 2005 -- Fuel-Tech N.V. (Nasdaq: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems for utility and industrial customers, today reported results for the fourth quarter and year ended December 31, 2004.
         For the quarter, net sales were $7.8 million, up slightly from $7.6 million in the fourth quarter of 2003. Net income for the quarter was $1.4 million, or $0.06 per diluted share, versus a net loss of $280,000, or ($0.01) per diluted share, in the comparable prior-year period.
         Net sales for the year were $30.8 million, down from $35.7 million in 2003. Net income for the year was $1.7 million, or $0.08 per diluted share, compared with $1.1 million, or $0.05 per diluted share, in 2003.
         Net income for the fourth quarter and full year were favorably affected by the recognition of a $1.5 million non-cash tax benefit related to the anticipated utilization of net operating loss carryforwards. Based on a review of historical taxable income and future projections, the Company believes that the accounting for the net operating loss carryforwards is prudent. Excluding this adjustment, net income for the quarter and full year ended December 31, 2004 was breakeven and $0.01 per diluted share, respectively.
         Steven C. Argabright, President and Chief Operating Officer, commented, "Revenues and operating income declined from 2003 levels as our air pollution control (APC) business experienced an anticipated slowdown during the first half of 2004. This was partially offset by a nearly 60% increase in FUEL CHEM(R) revenues, marking another record year for this segment. FUEL CHEM's strong performance was attributable to the increased penetration of our Targeted In-Furnace Injection (TIFI) technology within the Western coal-fired utility market, as well as in our more traditional oil-fired business. It is important to note that these results were achieved despite an extended maintenance outage at a key customer site and the delayed timing of certain start-ups on new coal-fired accounts."

         Mr. Argabright continued, "FUEL CHEM revenues in 2004 grew to a record $16.2 million, up from $10.3 million in the prior year. We are very pleased with these results and continue to be quite optimistic about future growth opportunities. We made significant progress in our largest potential market, increasing Western coal-fired boilers utilizing our TIFI technology from five to 11 by year-end. Thus far in 2005, we have announced three TIFI demonstrations and a modeling order. These orders represent significant potential business from three new domestic customers, including a major utility previously identified as a high priority prospect, as well as a pilot-scale demonstration necessary to enter the extensive, oil-fired market in Mexico. We expect additional orders for demonstrations from both new and existing customers in the near future and look forward to continued significant revenue growth from this business in 2005 and beyond."
         Mr. Argabright continued, "Although air pollution control revenues were down from $25.4 million in 2003 to $14.6 million in 2004, we currently have a backlog of approximately $17 million. As expected, we experienced a steady pick-up in business in the second half of the year and, including the orders we announced last week, have booked almost $22 million in new business during the last nine months. Improving industry trends, including increased capital spending by utilities as well as higher prices for NOx allowances, contributed to this progress."
         Mr. Argabright continued, "We are particularly excited by the commercial relationships entered into with three of the nation's largest electric utilities to supply our NOx reduction technologies. In May, an alliance agreement was signed with Duke Power, covering as many as 24 units and expected to provide significant revenue through 2007. At another major southeastern utility, orders were received for five coal-fired boilers with additional orders anticipated during 2005. Most recently, two full-scale, commercial NOxOUT(R) Selective Non-Catalytic Reduction (SNCR) demonstration orders were received from Tennessee Valley Authority (TVA), the country's largest public power provider. These developments support our belief that the APC business will continue to grow and see a steady stream of orders for years to come."
         Mr. Argabright concluded, "Overall, 2004 was a breakthrough year for the Company and will serve as a springboard for an extremely strong 2005. Our TIFI technology is firmly positioned for further growth and our APC business is poised to capitalize further on new commercial relationships. We are very confident about our future prospects and look forward to significant revenue and earnings growth."

CONFERENCE CALL
         As a reminder, Fuel-Tech N.V will be hosting a telephone conference call at 10:00 AM EST on Thursday, March 3rd, 2005, to discuss fourth quarter and year-end results. This conference will simultaneously be broadcast over the Internet at www.fueltechnv.com and can be accessed under the subheading of "Investors" on the homepage.

ABOUT FUEL-TECH N.V.
         Fuel-Tech N.V. is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. The Company's NOx reduction processes, which include the NOxOUT(R), NOxOUT CASCADE(R), NOxOUT ULTRA(R), Rich Reagent Injection (RRI) and NOxOUT SCR(R) technologies, have established Fuel-Tech N.V. as a leader in post combustion NOx control systems, which are installed on over 325 units worldwide.
         New technologies that have grown out of the core NOx reduction business form the basis of the FUEL CHEM(R) business. FUEL CHEM technology centers around the unique application of chemicals to improve the performance of combustion units by controlling slagging, fouling, corrosion and opacity. The Company's FUEL CHEM products are being applied to over 80 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste. Both the NOx reduction and FUEL CHEM businesses rely heavily on the Company's exceptional Computational Fluid Dynamics modeling skills, which are enhanced by internally developed, high-end visualization software. For more information, visit Fuel-Tech N.V.'s web site at www.fueltechnv.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

                                 FUEL-TECH N.V.
                           CONSOLIDATED BALANCE SHEETS
                (in thousands of U.S. dollars, except share data)

                                                                               December 31
                                                                          2004              2003
                                                               ------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                               $6,531           $7,812
   Accounts receivable, net of allowances for doubtful
    accounts of $74 and $311, respectively                                  7,358            6,095
   Inventories                                                                311              312
   Deferred tax asset                                                         500                -
   Prepaid expenses and other current assets                                1,096              795
                                                               ------------------------------------
Total current assets                                                       15,796           15,014

Equipment, net of accumulated depreciation of $7,209 and
    $6,165, respectively                                                    2,863            2,127
Goodwill, net of accumulated amortization of $924                           2,119            2,119
Other intangible assets, net of accumulated amortization of
    $24                                                                     1,177            1,274
Deferred tax asset                                                          1,000                -
Other assets                                                                  799            1,064
                                                               ------------------------------------
Total assets                                                              $23,754          $21,598
                                                               ====================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                        $2,705           $2,244
   Accrued liabilities:
     Employee compensation                                                    706              797
     Other accrued liabilities                                                937              947
                                                               ------------------------------------
Total current liabilities                                                   4,348            3,988


Other liabilities                                                             328              299
                                                               ------------------------------------
Total liabilities                                                           4,676            4,287

Shareholders' equity:
Common Stock, par value $0.01 per share,
  40,000,000 shares authorized,  19,529,952
  and 19,621,503 shares issued, respectively                                  195              196
Additional paid-in capital                                                 88,600           89,698
Accumulated deficit                                                      (70,335)         (72,030)
Accumulated other comprehensive income                                         86               48
Treasury stock                                                                  -          (1,133)
Nil coupon perpetual loan notes                                               532              532
                                                               ------------------------------------
Total shareholders' equity                                                 19,078           17,311
                                                               ------------------------------------
Total liabilities and shareholders' equity                                $23,754          $21,598
                                                               ====================================

                                 FUEL-TECH N.V.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands of U.S. dollars, except share data)

                                                        Three Months Ended                Twelve Months Ended
                                                            December 31                        December 31
                                                          2004         2003                  2004         2003
                                                       --------------------              ---------------------
Net sales                                            $   7,751    $   7,554             $  30,832    $  35,736

Costs and expenses:
Cost of sales                                            4,341        4,377                16,566       21,789
Selling, general and administrative                      2,988        3,094                12,652       11,659
Research and development                                   347          367                 1,242        1,287
                                                      --------      -------               -------    ---------

Operating income (loss)                                     75        (284)                   372        1,001
Interest expense                                             -            -                     -         (25)
Other (expense) income, net                               (47)            4                  (83)          144
                                                      --------    ---------              --------     --------

Income (loss) before taxes                                  28        (280)                   289        1,120

Income tax benefit                                       1,406            -                 1,406            -
                                                      --------   ----------               -------     --------

Net income (loss)                                     $  1,434   $    (280)               $ 1,695       $1,120
                                                      ========   ==========               =======       ======

Net income (loss) per Common Share:

     Basic                                          $      .07   $    (.01)             $     .09    $     .06
                                                    ==========   ==========             =========    =========
     Diluted                                        $      .06   $    (.01)             $     .08    $     .05
                                                    ==========   ==========             =========    =========

Average number of Common Shares outstanding:

     Basic                                          19,527,000   19,686,000            19,517,000   19,637,000
                                                    ==========   ==========            ==========   ==========
     Diluted                                        22,239,000   19,686,000            22,155,000   22,412,000
                                                    ==========   ==========            ==========   ==========